Exhibit 99.1

FOR IMMEDIATE RELEASE

March 17, 2005

BALLISTIC RECOVERY SYSTEMS DECLARES DIVIDEND

SOUTH ST. PAUL, Minn., March 17 /PRNewswire-FirstCall/ — The Board of Directors of Ballistic Recovery Systems, Inc. (OTC Bulletin Board: BRSI - News; http://www.BRSparachutes.com ), a whole-airplane parachute company, met on March 16th, 2005 and declared a dividend of $.085 per share, payable April 15, 2005 to all common stockholders of record on April 1, 2005. In his address to shareholders, BRS President & COO Larry E. Williams stated, “the profitability of BRS is vibrant and strong, and we’ll continue to invest in R&D to expand our future aviation safety product lines.”

BRS (Ballistic Recovery Systems) is a South St. Paul, Minnesota based company that designs, manufactures and distributes whole airplane emergency parachute systems for use on general aviation and recreational aircraft. Since the early 1980’s, BRS has delivered nearly 20,000 parachute systems to aircraft owners around the world, including over 1,900 systems on certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota. Actual documented uses of BRS systems are credited with saving the lives of 177 people.

In April, Aviation Week & Space Technology Magazine will recognize BRS who is celebrating its 25th year in business, with a prestigious Laureate Award, emblematic as the top Business and General Aviation Company for 2004. BRS CEO, Bob Nelson and Company founder and board member Boris Popov will be there to receive the distinguished award.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul, MN 55075; USA ( LarryWilliams@BRSparachute.com ) TEL 651.457.7491 ; FAX 651.457.8651 or Robb Leer media liaison at 953-842-8133 ( Leercommunication@scc.net )